Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2014, relating to our audit to our audit of the consolidated financial statements and the financial statement schedule, appearing in the Annual Report on Form 10-K of Paulson Capital Corp. for the years ended December 31, 2013 and 2012.

/s/ PETERSON SULLIVAN LLP

Seattle, Washington
May 6, 2014